Exhibit (m)(44)

FINANCIAL INVESTORS TRUST

PATHWAY ADVISORS CONSERVATIVE FUND

PATHWAY ADVISORS GROWTH AND INCOME FUND

PATHWAY ADVISORS AGGRESSIVE GROWTH FUND

DISTRIBUTION AND SERVICES PLAN

This Plan (this “Plan”) constitutes the Distribution and Services Plan with respect to the shares (the “Shares”) of each of Pathway Advisors Conservative Fund, Pathway Advisors Growth and Income Fund and Pathway Advisors Aggressive Growth Fund (the “Funds”), series of the Financial Investors Trust (the “Trust”), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). During the effective term of this Plan, a Fund may make payments to investment brokers or dealers (including any principal underwriter or distributor (the “Distributor”) of the Fund), plan administrators and other persons providing services to the Fund with respect to the Shares upon the terms and conditions hereinafter set forth.

Section 1. Each Fund may make payments to investment dealers, plan administrators and the other persons providing services to the Fund with respect to the Shares, including the Distributor, in the form of fees or reimbursements, as compensation for services provided and expenses incurred for purposes of promoting the sale of the Shares, reducing redemptions of the Shares, or maintaining or improving services provided to Fund shareholders by investment brokers or dealers, plan administrators and other persons. To the extent any such payments are made to the Distributor, the Distributor may in turn pay all or any portion of such payments to securities dealers, plan administrators and other persons (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of Shares, or for providing personal services to investors in Shares or the maintenance of shareholder accounts, and may retain all or any portion of such payments as compensation for the Distributor’s services as principal underwriter of the Shares. The amount of such payments and the purposes for which they are made shall be determined by the Qualified Trustees (as defined below). Payments under this Plan shall not exceed in any fiscal year the annual rate of 0.35% of the average daily net asset value of the Shares of each of the Funds. Subject to the preceding sentence and Section 7 hereof, a majority of the Qualified Trustees may, at any time and from time to time, reduce or increase the amount of such payments covered by this Plan, or may suspend the operation of this Plan for such period or periods of time as they may determine.

Section 2. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 3. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2 above.

Section 4. The Trustees shall review, at least quarterly, a written report of the amounts covered by this Plan and the purposes for which such expenditures were made.

Section 5. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of a Fund’s outstanding voting securities.

Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of each Fund’s outstanding voting securities, on not more than 60 days’ written notice to any other party to the agreement; and

(b) that such agreement shall terminate automatically in the event of its assignment.

Section 7. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of each Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2 above.

Section 8. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the respective meaning specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 9. A copy of the Trust Instrument of the Trust is on file with the Secretary of State of the State of Delaware and notice is hereby given that this instrument is made on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of a Fund.

Adopted as of June 12, 2012.

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